Exhibit 10.3.13.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) deemed effective as of November 28, 2006 is entered into by and among Westaff Support, Inc., a California corporation (the “Company”) and Jeffrey A. Elias (the “Executive”). The parties agree to the following terms and conditions of the Executive’s employment.

1.  EMPLOYMENT.  The Company hereby employs the Executive, and the Executive hereby accepts such employment, upon the terms and subject to the conditions hereinafter set forth.

2.  DUTIES.

(a)                                  Position and Responsibilities. The Executive shall be employed as the Company’s Senior Vice President, Human Resource Director.  The Executive shall have such responsibilities and duties as are consistent with his position, and any other duties that the Company may assign to him.  The Executive shall devote his full working time, attention and energies to the performance of his duties for the Company and the Executive shall at all times comply with the Company’s Conflict of Interest Policy.

(b)                                  Term. The Executive’s employment shall commence on November 28, 2006, and his employment shall be of indefinite duration, subject to termination under Section 4 of this Agreement. The Executive acknowledges that there is no express or implied agreement between him and the Company or any of its subsidiaries, whether domestic or foreign, for any specific period of employment or for continuing or long-term employment.

3.  COMPENSATION AND BENEFITS.  In consideration for the services of the Executive, the Company shall compensate the Executive as follows:

(a)                                  Base Salary. The Company shall pay the Executive an initial annual base salary of $190,000 (“Base Salary”), less required and authorized withholdings, which shall be paid to the Executive in accordance with the Company’s normal payroll practices and schedule.  The Company will periodically review the Executive’s Base Salary and make appropriate adjustments as it shall determine in its sole discretion.

(b)                                  Benefits.  As the Executive becomes eligible, he shall have the right to participate in and to receive benefits from all present and future employee benefit plans specified in the Company’s policies and generally made available to similarly situated employees of the Company. The amount and extent of benefits to which the Executive is entitled shall be governed by the specific benefit plan, as amended.

(c)                                  Expenses. The Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by the Executive in the performance of his duties, in accordance with Company policies, as they may be amended in the Company’s sole discretion.

(d)                                  Incentive Compensation. The Executive shall be eligible for an annual bonus under the Company’s 2007 Executive Incentive Plan, subject to the terms and conditions of that Plan.  The Executive’s target bonus amount under the Company’s 2007 Executive Incentive Plan shall be 25% of his Base Salary, however, the actual bonus amount (if any) shall be determined according to the terms of that Plan.  The Executive may, at the Company’s sole discretion, be eligible for annual incentive compensation for future fiscal years pursuant to an executive bonus plan or other incentive compensation plan, which the Company may formulate in its discretion.  The Executive will not be eligible for any bonus or incentive compensation payment if his employment with the Company terminates for any reason before such bonus or incentive compensation payment is earned or paid.

(e)                                  Stock Options.  Subject to approval from the Company’s Board of Directors (or a duly authorized committee of the Company’s Board of Directors) (the “Board”), the Company will grant the Executive an option to purchase ten thousand (10,000) shares of the Company’s common stock (the “Option Shares”).  If approved, the terms of such grant (including but not limited to the vesting schedule for the Option Shares) shall be stated in the Company’s Stock Option Agreement (the “Stock Option Agreement”) and the Company’s 2006 Stock Incentive Plan (the “Stock Option Plan”).  The date of grant and the exercise price per share for the Option Shares shall be determined by the Board.

(f)                                    Relocation Expenses.   The Executive shall relocate from Palm Springs, California to the Walnut Creek, California area in order to perform his duties and responsibilities under this Agreement.  In connection with that relocation, the Company shall, subject to its review and approval, pay for (i) the Executive’s actual and reasonable costs to relocate his personal belongings from Palm Springs, California to the Walnut Creek, California area, not to exceed $15,000.00, and (ii) the Executive’s actual and reasonable costs of temporary housing through February 1, 2007, not to exceed $12,000.00 (collectively, the “Relocation Costs”).  If the Executive voluntarily resigns from the Company within six (6) months from his date of hire, he shall reimburse the Company for a pro-rated share of the Relocation Costs, which shall be calculated based on the number of days remaining before the Executive’s one-year anniversary with the Company divided by 365.

4.  TERMINATION OF EMPLOYMENT.

(a)                                  Termination of Employment For Cause.  For purposes of this Agreement, the Company may terminate the Executive employment for “Cause” at any time, without any notice, if the Executive does any one or more of the following:

(i)                                     acts in bad faith, or in breach of trust, to the detriment of the Company;

(ii)                                  refuses or fails to act in accordance with any policy of the Company or any specific direction or order of the Company;

(iii)                               exhibits, in regard to his employment and as determined by the Company in its sole discretion, unfitness or unavailability for service, unsatisfactory or inadequate performance (including but not limited to the Executive’s failure or inability to meet the Company’s expectations, goals, standards and/or deadlines with respect to his duties), misconduct, dishonesty, habitual neglect of duties or incompetence;

(iv)                              commits, is convicted of, or pleads no contest to a crime involving dishonesty, breach of trust, moral turpitude, or physical harm to any person;

(v)                                 breaches any material term of this Agreement or any other agreement that the Executive has entered into with the Company (including but not limited to his Confidential Information and Invention Agreement);

(vi)                              dies; or

(vii)                           becomes disabled and therefore unable to perform the essential duties of his position for a period of more than 12 workweeks within any twelve (12)-month period.

If the Executive’s employment shall be terminated by the Company for Cause as defined above, the Company shall pay the Executive his earned but unpaid Base Salary and accrued but unused vacation pay, and shall provide him benefits under the applicable benefit plans through the date of termination and otherwise as required by law.  The Executive shall not be eligible or entitled to a severance payment described in Section 4(b) below if his employment is terminated for Cause and no other compensation or benefits will accrue or be owed to the Executive for any period after the effective date of termination in the event of a termination for Cause.

(b)                                  Termination by Employer Not For Cause.  The Company may terminate the Executive’s employment at any time for any reason. If the Executive’s employment is terminated without Cause, the Company shall pay the Executive his earned but unpaid Base Salary, his accrued but unused vacation pay and his earned but unpaid annual incentive pay, if any, and shall provide him benefits under the applicable benefit plans through the date of termination and otherwise as required by law.  In addition, the Executive shall be entitled to a severance payment, as set forth below (the “Severance Payment”), provided he signs a separation agreement and general release of claims (to be prepared by the Company at the time of termination) in exchange for such severance payment:

(i)                                     If the Executive’s employment is terminated without Cause within one year from his date of hire, Executive’s Severance Payment shall be equal to three (3) months’ pay at his current Base Salary, less required and authorized withholdings, which shall be paid to the Executive in the form of salary continuation for a period of three (3) months following the effective date of termination, payable in accordance with the Company’s normal payroll practices and schedule.

(ii)                                  If the Executive’s employment is terminated without Cause after Executive has completed one year of continuous employment with the Company, Executive’s Severance Payment shall be six (6) months’ pay at his current Base Salary, less required and authorized withholdings, which shall be paid to the Executive in the form of salary continuation for a period of six (6) months following the effective date of termination, payable in accordance with the Company’s normal payroll practices and schedule.

The Company shall be entitled to cease its payment of the Severance Payment in the event that the Executive breaches or violates any of his obligations under this Agreement or his Confidential Information and Invention Agreement (attached hereto as Exhibit A) during the applicable severance period.  Notwithstanding any other provision of this Agreement to the contrary, the Company, in its sole discretion and without the Executive’s consent, may amend or modify this Agreement in any manner to provide for the application and effects of Section 409A of the Internal Revenue Code (the “Code”) (relating to deferred compensation arrangements) and any related regulatory or administrative guidance issued by the Internal Revenue Service.  The Company shall have the authority to delay the payment of any benefits described under this Agreement to the extent it deems necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “key employees” of certain publicly-traded companies) and in such event, any such payments to which the Executive would otherwise be entitled during the six (6) month period immediately following the Executive’s separation from service will be paid on the first business day following the expiration of such six (6) month period.

(c)                                  Change of Control.   If, within twelve (12) months following a Change of Control (as that term is defined in the Stock Option Plan), the Executive’s position or job is eliminated by the Company (or any successor) and Executive is not offered another position with the Company or its successor that (i) is similar to his former position with respect to responsibilities, skill level, and hours of work, and (ii) provides the Executive with a base salary that is equal to at least 90% of his then-current Base Salary and within a 50 mile radius of his then current place of employment (a “Similar Position”), the Executive’s employment shall terminate as of the date his position or job is eliminated (which termination shall be deemed to be without Cause) and the Executive shall be entitled to the Severance Payment described in Section 4(b) above (subject to the terms and conditions set forth therein).  If the Executive’s position or job is eliminated within twelve (12) months following a Change of Control and Executive is offered a Similar Position but declines to accept it, his employment will terminate and be deemed a voluntary resignation by the Executive pursuant to Section 4(d) below and Executive shall not be entitled to the Severance Payment described in Section 4(b) above.

(d)                                  Resignation by Executive. At any time, the Executive may terminate his employment for any reason by providing the Company two (2) weeks’ advance written notice. If the Executive’s employment is terminated due to the Executive’s resignation, the Company shall pay the Executive his earned but unpaid Base Salary and accrued vacation pay, and shall provide him benefits under the applicable benefit plans, through the date of termination and otherwise as required by law.  The Executive shall not be entitled to the Severance Payment under Section 4(b) if he resigns for any reason, and no other compensation or benefits will accrue or be owed to the Executive for any period after the effective date of termination in the event of that he resigns for any reason.

5.  TERMINATION OBLIGATIONS.

(a)                                  Representations and Warranties.  The Executive shall sign, as a condition of employment, the Company’s Confidential Information and Invention Agreement, a copy of which is attached hereto as Exhibit A. The representations and warranties contained in this Agreement and the Executive’s obligations under his Confidential Information and Invention Agreement shall survive the termination of employment for any reason.  Nothing in this Agreement shall be deemed to modify or limit the Executive’s obligations under his Confidential Information and Invention Agreement, and nothing in the Confidential Information and Invention Agreement shall be deemed to modify or limit the Executive’s obligations under this Agreement.

(b)                                  Cooperation in Pending Work. Following any termination of employment, the Executive shall fully cooperate with the Company in all matters relating to the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees of the Company or any of its domestic subsidiaries.

(c)                                  Return of Company Property.  All property including, without limitation, all equipment, tangible Proprietary Information as defined in Section 6(a), documents, books, records, reports, notes, contracts, lists, computer disks (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by the Executive in the course of or incident to his employment, belongs to the Company or any of its subsidiaries, whether domestic or foreign, and shall be returned promptly to the Company upon termination of employment for any reason. In addition, the Executive shall immediately return to or arrange for prompt delivery to the Company all equipment, supplies, keys, manuals, and other property or equipment of whatever nature in his possession or control or which he may have entrusted to any other party.

6.  PROPRIETARY INFORMATION AND NON-SOLICITATION.

(a)                                  Proprietary Information. The Executive recognizes and acknowledges that certain assets of the Company or its subsidiaries, whether domestic or foreign, constitute “Proprietary Information,” including all information that is known only to the Executive or the Company or such subsidiaries, and relating to the business of the Company or such subsidiaries (including, without limitation, information regarding employees, clients, customers, bill and pay rates, employees’ pay and skills, pricing policies, methods of operation, operating manuals, sales, sales techniques, advertising materials, products, costs, markets, key personnel, formulae, product applications, technical processes, other statistical information, confidential data, and trade secrets), and that protection of such information is essential to the interests of the Company and such subsidiaries.

(b)                                  Non-Solicitation of Employees and Clients. The Executive acknowledges and agrees that the pursuit of activities forbidden by this subsection would necessarily involve the use or disclosure of Proprietary Information in breach of the Company’s Confidential Information and Invention Agreement.  To forestall this disclosure, use, and breach, and in consideration of the employment under this Agreement, the Executive agrees that for a period of one (1) year after termination of his employment, he shall not, directly or indirectly, for or on behalf of any other person, firm, corporation or other entity that directly competes with the Company:  (i) solicit, induce, or influence any employee, consultant, or independent contractor of the Company or any of its subsidiaries, whether domestic or foreign, to terminate his or her employment or relationship with the Company or any of such subsidiaries or to work for any other business entity or person; or (ii) solicit (other than on behalf of the Company or such subsidiaries), divert, or attempt to divert the business of any client or customer of the Company in any district, territory, state or country where the Company conducts business, unless the Executive can prove that any action taken in violation of this Section 6(b) was taken without the use of any of the Company’s Proprietary Information. For purposes of this non-solicitation covenant, a customer of the Company is defined as any person, firm or corporation that the Company or any of its subsidiaries has serviced within one year preceding the termination of the Executive’s employment and with whom the Executive is or became familiar as a result of his employment with the Company.  For purposes of this non-solicitation covenant, an employee of the Company is defined as any person who has received salary or wages from the Company or any of its subsidiaries within one year preceding the termination of the Executive’s employment and with whom the Executive is or became familiar as a result of his employment with the Company.

(c)                                  Non-Competition During Severance Period. In addition the restrictions set forth in Section 6(b) above, the Executive may not engage in any business activity that is or may be competitive with the Company in any district, territory, state or country where the Company conducts business during any period in which the Executive is receiving severance payments from the Company. Such period of non-competition shall not exceed one (1) year following the date of employment termination.

(d)                                  Injunctive Relief for Violation. The Executive acknowledges that the obligations and restrictions set forth in this Section 6 are reasonably necessary for the protection of the Company’s business, goodwill, property, customer and employee relationships.  The Executive further acknowledges that the character, duration and geographical scope of his obligations under this Section 6 are reasonable in light of the circumstances as they exist on the date upon which this Agreement has been executed. The Executive recognizes that irreparable damage will result to the Company in the event of any violation of his obligations under this Section 6 and agrees to the issuance of a restraining order and/or an injunction against him for such a material violation in addition to any other legal or equitable remedies that the Company may have.

7.  GENERAL.

(a)                                  Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality or enforceability of the remaining provisions hereof shall not in any way be affected or impaired.  If any provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or unenforceable, the affected provisions of this Agreement shall automatically and without requirement of further action by the parties be deemed reformed solely to the extent required to render such provisions valid, enforceable and legal and this Agreement, including such reformed provisions, shall continue in full force and effect.  If such reformation is not possible, then the affected provisions shall be eliminated from this Agreement to the extent necessary to permit the remaining provisions to be enforced.

(b)                                  Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(c)                                  Entire Agreement. This Agreement, the Stock Option Agreement, the Confidential Information and Invention Agreement, and the Company’s employment policies to the extent not inconsistent with the provisions of this Agreement, contain the entire understanding of the parties, supersede all prior agreements and understandings relating to the subject matter and shall not be amended except by a written instrument hereafter signed by each of the parties.

(d)                                  Amendments; Waivers. This Agreement may not be amended except by an instrument in writing, signed by each of the parties. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

(e)                                  Assignment; Successors and Assigns. The Executive agrees that he will not assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement. Any such purported assignment, transfer, or delegation shall be void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other entity, or the sale by the Company of all or substantially all of its assets, or the otherwise lawful assignment by the Company of any rights or obligations under this Agreement.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those specifically enumerated in this Agreement.

(f)                                    Governing Law. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of California.

The parties have duly executed this Agreement as of the date and year first above written.

EXECUTIVE:

/s/ Jeffrey A. Elias
Jeffrey A. Elias

COMPANY:
WESTAFF SUPPORT, INC.

By:	/s/ P.M. Newman

Title: CEO